QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CONFORMED COPY DATED 1ST MARCH, 2004

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

WH HOLDINGS (CAYMAN ISLANDS) LTD.

i

PROXIES	24
CORPORATE MEMBERS	25
SHARES THAT MAY NOT BE VOTED	25
DIRECTORS	25
POWERS OF DIRECTORS	25
APPOINTMENT AND REMOVAL OF DIRECTORS	27
VACATION OF OFFICE OF DIRECTOR	27
PROCEEDINGS OF DIRECTORS	27
PRESUMPTION OF ASSENT	28
DIRECTORS' INTERESTS	28
MINUTES	29
DELEGATION OF DIRECTORS' POWERS	29
NO MINIMUM SHAREHOLDING	29
REMUNERATION OF DIRECTORS	30
SEAL	30
DIVIDENDS, DISTRIBUTIONS AND RESERVE	30
CAPITALISATION	31
BOOKS OF ACCOUNT	31
AUDIT	32
NOTICES	32
WINDING UP	33
INDEMNITY	34
FINANCIAL YEAR	34
TRANSFER BY WAY OF CONTINUATION	34
FIXED DURATION	34

ii

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION OF

WH HOLDINGS (CAYMAN ISLANDS) LTD.

(as adopted pursuant to a special resolution passed on July 24, 2002 and as amended by an ordinary resolution dated 31st July, 2003 altering the share capital pursuant to s13 of the
Companies Law (2003 Revision) and a special resolution passed on March 1st, 2004)

1
The name of the Company is WH Holdings (Cayman Islands) Ltd.

2
The registered office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2003 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4
The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

5
The share capital of the Company is US$461,000 divided into 350,000,000 Common Shares of a par value of US$0.001 per share, 106,000,000 12% Series A Cumulative Convertible Preferred Shares of a par value of US$0.001 per share, and 5,000,000 Preference Shares of a par value of US$0.001 per share.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be If i. +e deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2003 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

WH HOLDINGS (CAYMAN ISLANDS) LTD.

(as adopted pursuant to a special resolution passed on July 24, 2002 and as amended by an ordinary resolution dated 31st July, 2003 altering the share capital pursuant to s13 of the
Companies Law (2003 Revision) and a special resolution passed on March 1st, 2004)

INTERPRETATION

1
In these Articles Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"	shall have the meaning assigned to that term in Rule 12b-2 promulgated under the Exchange Act.
"Agency Agreement"	shall mean the Agency Agreement to be entered into between the Company and the Transfer Agent.
"Articles"	means these articles of association of the Company.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Automatic Conversion"	shall have the meaning ascribed to such term in the Articles under the heading "PREFERRED SHARES; CONVERSION RIGHTS—Automatic Conversion"
"Capital Lease Obligations"
of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of the Articles, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Closing Price"
shall mean, with respect to each Common Share, for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Common Share is listed or admitted for trading or (b) if such Common Share is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such Common Share as reported on the Automatic Quotation System of NASDAQ or a similar service if NASDAQ is no longer reporting such information.
"Commission"	means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
"Common Share"	means a Common Share in the capital of the Company of US$0.001 par value having the rights set out in these Articles.
"Company"	means the above named company.

"Contingent Obligation"
as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (1) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
"Conversion Unit"	has the meaning assigned such term in the Articles under the heading "PREFERRED SHARES; CONVERSION RIGHTS Automatic Conversion".

"Current Market Price"
shall mean, with respect to each Common Share, on any date, the average of the daily Closing Prices per Common Share for the 10 consecutive trading days commencing immediately prior to any date of determination. If on any such date such Common Shares are not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the Current Market Price for such Common Shares shall be the fair market value of such Common Shares on such date as determined in good faith by the Board of Directors of the Company and shall be the value which is agreed upon by at least 66% of the members thereof, or if such percentage of the members of the Board of Directors of the Company arc unable to agree upon the value of such Common Shares, the value thereof shall be determined by an independent investment bank of a nationally recognized stature that is selected by at least 66% of the Board of Directors.
"Directors"	means the directors for the time being of the Company.
"Dividend"	includes an interim dividend.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law (2003 Revision).
"Exchange Act"	shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
"GAAP"	means generally accepted accounting principles in effect within the United States.
"Governmental Authority"
shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

"Indebtedness"
shall mean, as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers' acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as indebtedness in accordance with GAAP consistently applied, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers' acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP consistently applied, recorded as capital leases, (g) all indebtedness secured by any Lien, other than Liens in favor of lessors under leases other than leases included in clause (f) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person. The determination of the amount of the Indebtedness at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.
"Initial Public Offering"	shall mean the initial public offering and sale in an underwritten offering by the Company of its Common Shares pursuant to a registration statement on Form S-1 or otherwise under the Securities Act.

"Institutional Investors"
shall mean Whitney V, L.P., Whitney Strategic Partners V, L.P., CCG Investments (BVI) L.P., CCG Associates-QP, LLC; CCG Associates-AI, LLC; CCG Investment Fund-Al, LP, CCG AV, LLC—Series E, CCG AV, LLC—Series C; and each of their respective Affiliates.
"Issue Date"	shall mean the date on which any Preferred Share is issued.
"Liquidation Preference"
shall mean, with respect to each Preferred Share, an amount equal to the Original Issue Price per Preferred Share plus an amount equal to all accrued and unpaid dividends (whether or not declared) on such Preferred Share, as of the date of the winding-up of the Company or any earlier date on which such amount is required to be determined.
"Lien"
shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred shares and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"NASDAQ"	shall mean the National Association of Securities Dealers, Inc.
"Ordinary Resolution"
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution passed by the holders of a simple majority of the issued Shares giving such entitlement. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Organic Transaction"
means (w) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets off the Company and its Subsidiaries, taken as a whole, to a Person or group of Persons, (x) any merger, consolidation or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding voting Shares of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction and/or (y) any Person or Persons acting together or which would constitute a "group" for the purposes of Section 13(d) of the Exchange Act, together or with any Affiliates thereof, other than the holders of the Preferred Shares as of the issue Date of the first Preferred Shares issued, and their respective Affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of Shares entitled to vote generally in the election of Directors of the Company; provided, however, in the case of (y) above, Affiliates of the holders on the Issue Date of the first Preferred Shares issued shall include the shareholders, members or limited partners of the Institutional Investors.
"Original Issue Price"	shall mean the price determined by the Board of Directors in connection with the initial offering of the Preferred Shares.
"Person"
shall mean any individual, firm, company, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.
"Preference Share"	means a Preference Share of a par value of $0.001 per share having the rights set out in these Articles.
"Preferred Share"	means a 12% Series A Cumulative Convertible Preferred Share of a par value of $0.001 per share having the rights set out in these Articles.
"Purchase Agreement"
means the Share Purchase Agreement to be entered into by and among the Company and the Institutional Investors specified therein, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Register of Members"	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Required Majority"
means the vote of not less than 75% of all issued and outstanding Preferred Shares registered in the name of each Member, who together with their Affiliates, hold more than 20% of the Common Shares of the Company calculated on an as converted basis.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Secretary"	includes an assistant secretary and any person appointed to perform the duties of secretary of the Company.
"Securities Act"	means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
"Senior Indebtedness"
means all Indebtedness of the Company and its Subsidiaries currently outstanding or incurred in the future pursuant to any borrowing by the Company or any of its Subsidiaries from any bank or institutional lender.
"Share" and "Shares"	means a share or shares in the Company and includes a fraction of a share.
"Shareholders' Agreement"
shall mean the Shareholders' Agreement to be entered into by and among the Members of the Company party thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.
"Statute"	means the Companies Law (2003 Revision) of the Cayman Islands.
"Subsidiary"
shall mean, with respect to any Person, a company or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in these Articles shall refer to a Subsidiary or Subsidiaries of the Company.
"Transfer Agent"	shall mean the person, firm or corporation acting from time to time as the transfer agent of the Company.
2
In the Articles:

2.1
words importing the singular number include the plural number and vice-versa;

  2.2
  words importing the masculine gender include the feminine gender;

  2.3
  words importing persons include corporations;

  2.4
  "written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

  2.5
  references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

  2.6
  any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

  2.7
  headings are inserted for reference only and shall be ignored in construing these Articles.

COMMENCEMENT OF BUSINESS

3
The business off the Company may be commenced as soon after incorporation as the Directors shall see fit.

4
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5
Subject to the provisions, if any, in the Memorandum and these Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6
The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

7
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

8
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

9
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members entitled to receive payment of any Dividend.

10
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe (provided that if the Member concerned is an Institutional Investor its own agreement shall be satisfactory), and (in the case of defacement or wearing out) upon delivery of the old certificate.

PREFERRED SHARES; DIVIDENDS AND DISTRIBUTIONS

14
Accrued Dividends; Record Date.    Dividends payable on the Preferred Shares shall begin to accrue and accumulate (whether or not declared) from the Issue Date of the Preferred Shares at an annual rate equal to 12% of the Original Issue Price, calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue and accumulate on a daily basis and compound on a quarterly basis (to the extent not otherwise declared and paid), in each case whether or not declared. Holders of Preferred Shares shall also be entitled to receive, when and if declared, cash dividends to the same extent as, contemporaneously with and as if the Preferred Shares had converted into Common Shares immediately prior to the record date therefor, cash dividends as declared by the Board of Directors with respect to Common Shares. The Board of Directors may fix a record date for the determination of the holders of Preferred Shares entitled to receive payment of dividends, which record date shall not be more than 60 days nor less than 10 days prior to the applicable dividend payment date.

Payment.    All dividends on Preferred Shares shall be payable in cash except as provided below. Upon the occurrence of an Automatic Conversion, all accrued and unpaid dividends on Preferred Shares shall, subject only to lawful funds being available, be immediately due and payable. To the extent that lawful funds are not available upon the Automatic Conversion, the accrued and unpaid dividends on the Preferred Shares shall be paid on a pro-rata basis to the extent that lawful funds are available. Insofar as such accrued and unpaid dividends are not paid at such time, they shall be due and payable at such time that lawful funds are available. Upon an Automatic Conversion all such dividends may be paid in cash, or, at the option of the Company, provided that a sufficient number of Common Shares are available for such purpose, by issuing a number of additional fully paid and nonassessable Common Shares equal to the dividend to be paid divided by the Current

11

  Market Price per Common Share. The issuance of such Common Shares shall constitute full payment of such dividend.

Fractional Shares.    If the Company elects to pay dividends in Common Shares in the event of an Automatic Conversion, the Company shall not issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Shares, the Company may pay therefor, at the time of any conversion of Preferred Shares as herein provided, an amount in cash equal to such fraction multiplied by the Current Market Price of a Common Share.

PREFERRED SHARES; VOTING RIGHTS

17
Each Preferred Share shall entitle the holder thereof to vote, in person or by proxy, at an annual or extraordinary general meeting of Members, on all matters voted on by holders of Common Shares voting together as a single class with the holders of the Common Shares and with holders of all other shares entitled to vote thereon. With respect to any such vote, each Preferred Share shall entitle the holder thereof to cast such number of votes per Share as is equal to the number of votes that such holder would be entitled to cast assuming that such Preferred Shares had been converted, on the record date for determining the Members of the Company eligible to vote on any such matters or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is solicited, into the maximum number of Common Shares into which such Preferred Shares are then convertible as provided herein.

PREFERRED SHARES; CONVERSION RIGHTS

18
Automatic Conversion.    On the earlier of (1) the date of the closing of an Initial Public Offering or (ii) an Organic Transaction, each issued and outstanding Preferred Share shall automatically be converted (an "Automatic Conversion") into Conversion Units (as defined below), at a rate of one Conversion Unit for one Preferred Share. A "Conversion Unit" shall consist of (i) the payment of an amount in cash equal to the Original Issue Price (the "Cash Amount") and (ii) one Common Share subject to adjustment as provided in the Articles below under the heading "Preferred Shares; Conversion Rights; Antidilution Adjustments."

18A
Right to Convert.    The Company shall be entitled to convert each issued and outstanding Preferred Share into Conversion Units (as defined above), at a rate of one Conversion Unit for one Preferred Share (an "Elective Conversion"). The provisions of Articles 1928 shall apply in the same manner to an Elective Conversion as an Automatic Conversion and references to an Automatic Conversion in such Articles shall be construed as also applying to an Elective Conversion provided that the date of redemption shall be the date specified in the written notice sent by the Company to the holders of the Preferred Shares.

As provided in the Article above under the heading "Preferred Shares; Dividends and Distributions; Payments," upon an Automatic Conversion a holder of Preferred Shares shall also receive all accrued but unpaid dividends on the Preferred Shares in cash, or at the election of the Company, in additional Common Shares at the then Current Market Price per share.

12

Such conversion shall be effected by the redemption of the Preferred Shares and the issuance of the Common Shares and the payment of the Cash Amount on such date, notwithstanding that the Register of Members of the Company shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to such holder. Upon written notice from the Company, each holder of Preferred Shares so converted shall promptly surrender to the Company, at any place where the Company shall maintain a transfer agent for its Preferred Shares and Common Shares, certificates representing the shares so converted. On the date of such automatic conversion, all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of Common Shares into which such Preferred Shares have been converted, (ii) the payment of any accrued and unpaid dividends thereon as provided in the Article below and the payment of the Cash Amount and (iii) exercise the rights to which they are entitled as holders of Common Shares.

PREFERRED SHARES; CONVERSION RIGHTS; ANTIDILUTION ADJUSTMENTS

21
Dividend, Subdivision, Combination or Reclassification of Common Shares.    If the Company shall, at any time or from time to time, (a) declare a dividend on the Common Shares payable in Shares (including Common Shares), (b) subdivide the outstanding Common Shares, (c) combine the outstanding Common Shares into a smaller number of Shares or (d) issue any Shares in a reclassification of the Common Shares (excluding any such reclassification in connection with a consolidation or merger in which the Company is the continuing Company), then in each such case, the number of Common Shares constituting part of a Conversion Unit at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification and the number and kind of shares of Common Shares issuable on such date shall be proportionately adjusted so that, in connection with a conversion of Preferred Shares after such date, the holder of Preferred Shares shall be entitled to receive the aggregate number and kind of Shares which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend payable in Shares is declared and such dividend is not paid, the number of Common Shares constituting part of a Conversion Unit shall be adjusted back to that number of Common Shares constituting part of a Conversion Unit immediately prior to such record date, subject, however, to such other adjustments as may have been made or which would have been made under the Articles under the heading "PREFERRED SHARES; CONVERSION RIGHTS; ANTIDILUTION ADJUSTMENTS" had such number of Common Shares constituting part of a Conversion Unit been the number of Common Shares constituting part of a Conversion Unit immediately prior to such record date.

Certain Distributions.    If the Company shall, at any time or from time to time, fix a record date for the distribution to all holders of Common Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing Company) of evidences of Indebtedness, assets or other property (other than (i) cash dividends or cash distributions payable out of consolidated earnings or earned surplus or (ii) dividends payable in Shares for which adjustment is made under the Article under the heading "Dividend, Subdivision, Combination or Reclassification of Common Shares" or subscription rights or warrants, then in each such case for the purpose of this Article, the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Company which are included in the Conversion Unit into which their

13

  Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

PREFERRED SHARES; CONVERSION RIGHTS; OTHER PROVISIONS

Fractional Shares.    Notwithstanding any other provision of these Articles, the Company shall not be required to issue fractions of Common Shares upon conversion of any Preferred Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Shares, the Company may pay therefor, at the time of any conversion of Preferred Shares as herein provided, an amount in cash equal to such fraction multiplied by the Current Market Price of a Common Share.

24
Reorganization, Reclassification, Merger and Sale of Assets Adjustment.    If there occurs any capital reorganization or any reclassification of the Common Shares, the consolidation or merger of the Company with or into another Person (other than a merger or consolidation of the Company in which the Company is the continuing Company and which does not result in any reclassification or change of outstanding Common Shares) or the sale, transfer or other disposition of all or substantially all of the assets of the Company to another Person, in each case other than pursuant to an Organic Transaction then each Preferred Share shall thereafter be convertible into the same kind and amounts of securities (including Shares) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Shares upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of Common Shares into which such Preferred Share might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Preferred Shares.

25
Certificate as to Adjustments.    Whenever the number of Common Shares issuable, or the securities or other property deliverable upon the conversion of the Preferred Shares, shall be adjusted pursuant to the provisions hereof, the Company shall promptly give written notice thereof to each holder of Preferred Shares at such holder's address as it appears on the Register of Members and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Preferred Shares and the Common Shares, a certificate, signed by the President or one of the Vice Presidents of the Company, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the number of Common Shares issuable, or the securities or other property deliverable, per Preferred Share converted, calculated to the nearest cent or to the nearest one one-hundredth of a Share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

26
No Conversion Charge or Tax.    The issuance and delivery of certificates for Common Shares upon the conversion of Preferred Shares shall be made without charge to the holder of Preferred Shares for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Company.

27
Certain Events.    In case at any time prior to the conversion of all of the Preferred Shares:

27.1
the Company shall authorize the granting to all the holders of Common Shares of rights to subscribe for or purchase any Shares of any class or of any other rights; or

14

  27.2
  there shall be any reclassification of the Common Shares of the Company (other than a subdivision or combination of its outstanding Common Shares); or

  27.3
  there shall be any capital reorganization by the Company; or

  27.4
  there shall be an Organic Transaction; or

  27.5
  there shall be voluntary or involuntary dissolution, liquidation or winding up by the Company or dividend or distribution to holders of Common Shares,

  then in any one or more of said cases, the Company shall cause to be delivered to the holders of Preferred Shares, at the earliest practicable time (and, in any event, not less than 15 days before any record date or the date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) and the kind and amount of the Shares and other securities and property deliverable upon conversion of the Preferred Shares. Such notice shall also specify the date, if known, as of which the holders of record of the Common Shares shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Shares for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction, as the case may be.

PREFERRED SHARES; STATUS ON CONVERSION

28
Upon any conversion of the Preferred Shares, the shares so converted shall be cancelled.

PREFERENCE SHARES

28A
Preference Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

28B
Authority is hereby granted to the Board, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preference Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

28B.1
the number of Preference Shares to constitute such series and the distinctive designation thereof;

28B.2
the dividend rate on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("Dividend Periods"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

28B.3
whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

15

  28B.4
  the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

  28B.5
  the voting power, if any, of the Preference Shares of such series;

  28B.6
  transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and

  28B.7
  such other terms, conditions, special rights and provisions as may seem advisable to the Board. Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Preference Shares of the same series subject always to the Statute and the Memorandum.

28C
No dividend shall be declared and set apart for payment on any series of Preference Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preference Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said Preference Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

28D
If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (1) are entitled to a preference over the holders of the Common Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

RIGHTS ATTACHING TO THE COMMON SHARES

29
The Common Shares shall have the following rights:

29.1
as to voting: the holder of a Common Share shall (in respect of such Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company;

29.2
as to capital: a Common Share shall confer upon the holder the right in a winding-up to repayment of capital as set out in these Articles but shall confer no other right to participate in the profits or assets of the Company; and

29.3
as to income: the Common Shares shall confer on the holders thereof the right to receive Dividends provided that Company shall not declare or pay any dividends or distributions on the Common Shares until such time as the Dividend in respect of the Preferred Shares has been paid in full with respect to all amounts then due.

TRANSFER OF SHARES

No Share nor any interest in a Share may be transferred by way of mortgage, charge, pledge or otherwise unless the requirements of these Articles are complied with and the Directors (or where authorised, the Transfer Agent) consent. The Directors (or where authorised, the Transfer Agent) shall apply the relevant provisions in the Agency Agreement in giving their consent. Any purported transfer made otherwise than in accordance with these Articles and without the Directors' (or where authorised, the Transfer Agent's) prior consent shall not be given effect for any purpose, and shall be disregarded by the Company and the Transfer Agent for all purposes.

16

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

The Directors may delegate any of their functions, responsibilities and discretions under the above two Articles to any person appointed by them to act as transfer agent or registrar.

REDEMPTION AND REPURCHASE OF SHARES

33
Subject to the provisions of the Statute and without prejudice to these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

34
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

35
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

REPURCHASE OF PREFERRED SHARES BY THE COMPANY IN CERTAIN CIRCUMSTANCES

36
Any Preferred Share may be repurchased on such date, in such manner, and for such amount or calculated by reference to such method as provided for in the Shareholders Agreement.

37
Payments by the Company in respect of the repurchase of Preferred Shares is subject to the Company being able to pay its debts as they fall due in the ordinary course of business immediately after the date on which the payment is proposed to be made.

38
Upon a repurchase of Preferred Shares the relevant Member shall cease to be entitled to any rights in respect thereof (other than the right to receive the repurchase price) and his name shall be removed from the Register with respect thereto. The relevant Preferred Shares shall be treated as cancelled and the share capital treated as un-issued, and such cancelled Preferred Shares shall be available for re-issue, and until re-issue shall form part of the authorised but unissued share capital of the Company.

39
All payments on redemption shall be paid without deduction or withholding for or on account of any present or future taxes, duties or charges unless required by law, in which case the Company shall make such required deduction and shall not be required to pay any additional amounts in respect of such withholding.

VARIATION OF RIGHTS OF SHARES

40
If at any time the share capital off the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, except as otherwise specified in these Articles, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

17

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

43
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

44
The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

45
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

46
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect off which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

47
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

48
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the

18

  time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

51
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

52
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

53
An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

54
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

55
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

56
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

57
If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

58
If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

59
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall

19

  cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

62
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

63
If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

64
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

65
If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

66
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF
ASSOCIATION AND ALTERATION OF SHARE CAPITAL

67
The Company may by Ordinary Resolution:

67.1
increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

20

  67.2
  consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

  67.3
  by subdivision of its existing Shares or any of them divide the whole or any part of its Share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

  67.4
  cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

68
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

69
Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution the Company may by Special Resolution:

69.1
change its name;

69.2
alter or add to these Articles;

69.3
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

69.4
reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

70
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

71
All general meetings other than annual general meetings shall be called extraordinary general meetings.

72
The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in May of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

73
The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

74
The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

75
A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.

76
The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the

21

  requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

79
At least five days' notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

79.1
in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

79.2
in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety per cent in par value of the Shares giving that right.

80
The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

81
Subject to the next succeeding Article, no business shall be transacted at any general meeting unless a quorum is present. Except as set forth in Article 82, any Member who is entitled to vote in respect of the Required Majority being an individual or individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative shall be a quorum unless the Company has one Member in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

82
Notwithstanding any Article herein, no extraordinary or annual general meeting called for the purpose of the following actions shall be quorate, without there being present in person or by proxy the Required Majority:

82.1
The adoption of an amendment, restatement or modification of the Memorandum and Articles of Association;

82.2
The purchase, redemption or retirement, directly or indirectly, of any Shares;

82.3
The authorization and creation of any Shares (or any securities convertible or exchangeable into Shares); or

82.4
A voluntary dissolution, liquidation or winding up of the Company.

22

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in. the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

A Special Resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. Subject to the other requirements of these Articles, a resolution (other than a Special Resolution) in writing (in one or more counterparts) signed by Members holding not less than a simple majority of the issued Shares which for the time being entitle them to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held provided that all members have been given notice of such resolution in accordance with the provisions applicable to giving notice of general meetings.

85
If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present no business shall be conducted.

86
The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

87
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

88
The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

89
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least ten per cent in par value of the Shares giving a right to attend and vote at the meeting demands a poll.

90
Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

23

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

94
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

95
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

96
In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

97
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

98
No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting and unless all calls or other monies then payable by him in respect of Shares have been paid.

99
No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

100
On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

101
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under

24

  the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

  The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company no later than the time for holding the meeting or adjourned meeting. The chairman may in any event at his discretion (and acting in good faith) direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

104
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

105
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

106
Shares in the Company that are beneficially owned by the Company or any of its Subsidiaries shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

107
There shall be a board of Directors consisting of not less than one person provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.

POWERS OF DIRECTORS

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

25

Notwithstanding any other Article herein, none of the following actions may be taken, directly or indirectly, by the Company or to the extent that the Company as shareholder of the Subsidiary is able to restrict such actions, such Subsidiary, without the approval of the Required Majority:

109.1
The entry into or closing of an Organic Transaction;

109.2
The declaration or payment of any dividend or making of any distribution on or with respect to the Common Shares or any other Shares (other than Preferred Shares);

109.3
The issuance of any Shares or equity securities exercisable for or in convertible into Shares other than Shares issued upon exercise of the Company's employee stock options granted under employee stock plans in effect from time to time;

109.4
The incurrence of Senior Indebtedness or Indebtedness (other than trade payables incurred in the ordinary course of business) in an aggregate outstanding principal amount which exceeds by 20% or more from the amount approved in the annual budget of the Company and its Subsidiaries;

109.5
The amendment, restatement or modification of the terms of, or documentation relating to Indebtedness of the Company or any Subsidiary in the aggregate principal amount of greater than $10,000,000 (other than trade payables incurred in the ordinary course of business), or consent to any of the foregoing;

109.6
The engagement by the Company or any Subsidiary in any business other than the business in which the Company or its Subsidiaries are currently engaged;

109.7
The entering into any transaction or agreement with, or making any payment to, any Affiliate of the Company or any Subsidiary, amending or terminating any existing agreement with any Affiliate of the Company or any Subsidiary, purchasing from or providing to an Affiliate of the Company or any Subsidiary, any selling, general management or administrative services, directly or indirectly making any sales to or purchases from an Affiliate of the Company or any Subsidiary, or increasing the compensation being paid to an Affiliate of the Company or any Subsidiary;

109.8
The sale of any assets or business of the Company or any Subsidiary outside the ordinary course of business, or the acquisition of any capital Shares of another entity, assets or business or the formation of a joint venture having a value in excess of $5,000,000, or $10,000,000 in the aggregate in any 12-month period;

109.9
The settlement of any litigation claim involving a claim in excess of $1,000,000;

109.10
The hiring or termination of the Chief Executive Officer of the Company or any material change in his or her compensation;

109.11
Capital expenditures of the Company and its Subsidiaries in an aggregate amount which exceeds by 20% or more from the amount approved in the annual budget of the Company and its Subsidiaries during any 12-month period;

109.12
The consummation of an Initial Public Offering; or

109.13
Approval of an annual budget and strategic and operating plan of the Company and its Subsidiaries.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

26

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

113
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director. The Directors may not appoint any person to be a Director, either to fill a vacancy or as an additional director.

VACATION OF OFFICE OF DIRECTOR

114
The office of a Director shall be vacated if:

114.1
he gives notice in writing to the Company that such Director resigns the office of Director;

114.2
if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

114.3
if he is found to be or becomes of unsound mind.

PROCEEDINGS OF DIRECTORS

115
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be not less than a majority of the Directors then in office if there are two or more Directors, and shall be one if there is only one Director.

116
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes.

117
A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

118
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

119
A Director may, or other officer of the Company on the requisition of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing

27

  the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

122
All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

123
A Director may not be represented at any meetings of the board of Directors by a proxy.

PRESUMPTION OF ASSENT

124
A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS' INTERESTS

125
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

126
A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

127
A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

128
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, distributor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or

28

  transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS' POWERS

131
The Directors may delegate any of their powers to any committee consisting of one or more Directors, including, without limitation, an executive committee, an audit committee and a compensation committee. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall he governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

132
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards.

133
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

134
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

135
The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

29

REMUNERATION OF DIRECTORS

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

138
The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

139
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

140
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

141
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

142
Subject to the Statute, and except as otherwise provided in these Articles, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

143
Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

144
The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so

30

  fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

147
No Dividend or distribution shall bear interest against the Company.

148
Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from. the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

149
All dividends paid with respect to Shares shall be paid pro rata to the holders entitled thereto. If legally available funds shall be insufficient for the payment of the entire amount of cash dividends payable at any dividend payment date, such funds shall be allocated first to the payment of the Dividend of the Preferred Shares pro rata based upon the aggregate Liquidation Preference of the outstanding Preferred Shares and second to the payment of the Dividend of the Common Shares pro rata based upon the aggregate number of the outstanding Common Shares.

CAPITALISATION

150
The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

31

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

154
The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

155
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

156
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

157
Whenever notices or other communications are required to be made, delivered or otherwise given to the Company or the holders of the Preferred Shares or Common Shares, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, email, courier service or personal delivery, addressed to the Persons shown on the Register of Members as such holders at the addresses as they appear in Register of Members, as of a record date or dates determined in accordance with these Articles and applicable law, as in effect from time to time. Where a notice is sent by registered or certified first class mail service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was received by the intended recipient. Where a notice is sent telecopier service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient. Where a notice is sent by courier service or personal delivery it shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was received by the intended recipient.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the

32

  bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

160
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Preferred Shares shall be entitled to be paid (i) before any distribution or payment to holders of Common Shares or of any other Shares ranking in any such event junior to the Preferred Shares, the Liquidation Preference and (ii) on a pari passu basis with the Common Shares, an amount equal to the amount that the holders of Preferred Shares would be entitled to receive in connection with such liquidation, dissolution or winding up if all of the Preferred Shares had converted into Common Shares immediately prior to the date of any such liquidation, dissolution or winding up.

161
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, following distribution or payment to holders of Preferred Shares of the Liquidation Preference, the holders of the Common Shares shall be entitled to be paid (following payment of the Liquidation Preference to the holders of the Preferred Shares and on a pari passu basis with the holders of the Preferred Shares on the basis that all the Preferred Shares are converted into Common Shares immediately prior to the date of any liquidation, dissolution or winding up) the balance of any assets available for distribution.

162
If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Shares shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Preferred Shares shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

163
Upon any liquidation, dissolution or winding up of the Company, all of the assets available for distribution to holders of the Common Shares shall be distributed among and paid to such holders ratably in proportion to the number of Common Shares held by such holders.

164
A consolidation or merger of the Company resulting in the holders of the issued and outstanding voting Shares of the Company immediately prior to such transaction owning or controlling not less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction, shall not be deemed to be a liquidation, dissolution or winding up of the Company.

Subject to the requirements of the other Articles under the heading "WINDING UP" if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be

33

  carried out as between the Members or different classes of Members. Subject to the requirements of the other Articles under the heading "WINDING UP", the liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

To the fullest extent permitted by the Statute, every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the willful misconduct of such Director, agent or officer. The provisions of this Article 166 shall apply, mutatis mutandis, to any Board observer appointed pursuant to the Shareholders' Agreement.

FINANCIAL YEAR

167
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

168
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and prior to December 31, 2005 with the approval of a Directors' resolution or after December 31, 2005 with the approval of an Ordinary Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

FIXED DURATION

In accordance with the provisions of Section 133(b) of the Statute, the Company shall without any further action on the part of Members automatically wind up and dissolve on the passing of a (a) Directors' resolution that the Company shall be wound up on or prior to December 31, 2005 or (b) an ordinary resolution after December 31, 2005. The Directors shall within 5 Business Days of such winding up, appoint one or more persons to act as liquidator or joint liquidators off the Company, failing which the Directors themselves shall be appointed as liquidators.

34

QuickLinks

  Exhibit 3.1
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF WH HOLDINGS (CAYMAN ISLANDS) LTD.